Exhibit 15.3
Auditor letter of Ernst & Young, independent registered public accounting firm, pertaining to Item 16F
April 29, 2011
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561
Ladies and Gentlemen:
We have read Item 16F — Change in Registrant’s Certifying Accountant of Form 20-F dated April 29, 2011 of WNS (Holdings) Limited and are in agreement with the statements contained in paragraphs 2, 3, 4 and 5 on page 140 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
Very Truly yours,
/s/ Ernst and Young